UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016 (August 10, 2016)

BankUnited, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35039	27-0162450
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14817 Oak Lane
Miami Lakes, FL 33016
(Address of principal executive offices) (Zip Code)

(305) 569-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03                                       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On August 10, 2016, the Board of Directors (the “Board”) of BankUnited, Inc. (the “Company”) approved, and adopted effective as of such date, an amendment to the Company’s Amended and Restated By-Laws (the “Amended and Restated By-Laws”) to provide for majority voting in uncontested director elections. The amendment changes the voting standard for uncontested director elections from a plurality voting standard to a majority voting standard. The new Section 10 to Article II provides that in order to be elected in an uncontested election, a director nominee must receive a majority of the votes cast with respect to that nominee’s election such that the number of shares voted “for” that nominee’s election exceeds 50% of the number of votes cast with respect to that director’s election. An incumbent director nominee who fails to receive less than a majority of the votes cast will be required to tender his or her resignation for the consideration of the Board. The Board’s Nominating and Corporate Governance Committee would then make a recommendation to the Board as to whether to accept or reject the resignation, or as to any other action to be taken. Upon such recommendation and any other factors it may deem appropriate and relevant, the Board will then make a determination regarding the director’s resignation within ninety days of the certification of the election results and publicly disclose its determination.

The Amended and Restated Bylaws retain the plurality voting standard in contested elections where the number of nominees exceeds the number of directors to be elected.

The foregoing description of the Amended and Restated By-Laws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated By-Laws, which are attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amended and Restated By-Laws of BankUnited, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	August 15, 2016	BANKUNITED, INC.

/s/ Leslie N. Lunak
		Name:	Leslie N. Lunak
		Title:	Chief Financial Officer